Exhibit 21.1

                       LIST OF SUBSIDIARIES OF REGISTRANT


Silicon Detector Corporation, incorporated in the State of California

Silicon Sensors, Inc., incorporated in the State of Delaware

Texas Optoelectronics, Inc., incorporated in the State of Texas